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                                                                    Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3, No. 333-50428) and related Prospectus of Onyx Software Corporation for the registration of $100.0 million of its common stock and to the incorporation by reference therein of our report dated January 28, 2000, except for Note 14, as to which the date is March 1, 2000, with respect to the consolidated financial statements and schedule of Onyx Software Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Seattle, Washington
January 11, 2001